Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President - Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP NAMES DANIEL J. CROWLEY
PRESIDENT AND CHIEF EXECUTIVE OFFICER

BERWYN, Pa.-December 29, 2015 - Triumph Group, Inc. (NYSE:TGI) today announced that the Board of Directors has appointed Daniel J. Crowley as President and Chief Executive Officer and as a director of the company, effective January 4, 2016. Mr. Crowley succeeds Richard C. Ill, the founder of Triumph and a member of the Board of Directors, who has served as CEO since April 08, 2015, after previously serving as CEO from 1993 until his retirement in July 2012. Mr. Ill will continue to serve as a director on the Triumph Board. The company’s announcement follows an extensive search by the Board’s Search Committee to identify a new CEO.
Mr. Crowley brings significant strategic and operational experience to Triumph in the aerospace and defense industry, amassed over a 32-year career. He most recently served as President of two Raytheon Company business areas with multi-billion dollar revenues. Prior to Raytheon, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley has played key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products.
General Ralph “Ed” Eberhart, Non-Executive Chairman of the Board of Directors, said, “On behalf of the Board, I am delighted to welcome Dan as Triumph’s new President and CEO. After careful and deliberate consideration of an extensive group of highly qualified candidates, the Search Committee recommended and the entire Board unanimously approved Dan to lead Triumph forward as CEO. This leadership announcement comes at an important time in our company’s history as we look to enhance competiveness and profitability to capitalize on the rapid expansion of the global aviation market. We are confident that Dan’s strategic and operational expertise, and deep understanding of the aerospace and defense industry, make him well-qualified to drive Triumph’s growth, development and execution.”
Mr. Crowley said, “I am deeply honored to succeed Rick as Triumph’s next President and CEO. Triumph has emerged as a critical supplier and partner to virtually all Tier 1 aerospace and defense OEMs that demand the highest level of quality, affordability and on-time delivery. I look forward to leveraging our comprehensive capabilities and talented workforce to deliver on customer commitments, support Triumph’s and our customers’ growth objectives, and drive shareholder value.”

General Eberhart continued, “On behalf of everyone at Triumph, I want to thank Rick for the tremendous job he has done serving as our President and CEO. Rick did not hesitate to step back into the role and provide the steady leadership needed to improve performance and profitability at a critical time. We look forward to continuing to benefit from his expertise through his ongoing service as a member of the Board."
Mr. Ill commented, “It was a privilege to lead the Triumph team and I look forward to my continued role as a director. The company remains committed to significantly reducing costs, improving execution and leveraging the strength of our portfolio. I join the rest of my fellow directors and the management team in supporting Dan as we work to create significant value for all stakeholders.”
About Daniel J. Crowley
Daniel J. Crowley, 52, joins Triumph from Raytheon Company where he served as President of Integrated Defense Systems since 2013, with annual revenues over $6 billion, and Network Centric Systems from 2010 until 2013. Mr. Crowley brings 32 years of industry experience where he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products, including the P-3 and S-3 aircraft, the Atlas launch vehicle, commercial and classified spacecraft, the THAAD and Patriot defense missile defense systems, flight training and logistics, the F-35 Joint Strike Fighter and air traffic control systems. Prior to working at Raytheon, Mr. Crowley served in a variety of leadership positions at Lockheed Martin, including President of their training and logistics business, Executive Vice President of the F-35 Joint Strike Fighter Program and Chief Operating Officer of Lockheed Martin Aeronautics. As COO, Mr. Crowley was responsible for supporting Lockheed Martin’s key tactical fighter and military transport programs as well as the Advanced Development Programs (Skunk Works®) organization. While serving as Executive Vice President of the F-35 Joint Strike Fighter Program, Mr. Crowley was responsible for the design, development and transition to initial production of three fighter variants and logistics system. Under his oversight, critical franchise aerospace and defense programs have contributed billions of dollars in backlog and revenue to their respective prime contractors in support of domestic and international customers. He earned a bachelor’s degree in mechanical engineering and a master’s degree in manufacturing systems engineering from the University of Texas at Austin. Mr. Crowley also received a master’s degree in management from Stanford University as a Sloan Fellow.
About Triumph Group
Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.
More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.
Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expected additional revenue and accretion. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.